Exhibit 10.16

AP SOUTHEAST PORTFOLIO PARTNERS, L.P.

(“Landlord”)

and

ACCENTIA, INC.

(“Tenant”)

OFFICE LEASE

TABLE OF CONTENTS

Section 1:	Basic Definitions and Provisions
	a.	Premises	-5-
	b.	Term	-5-
	c.	Permitted Use	-5-
	d.	Occupancy Limitation	-5-
	e.	Base Rent	-5-
	f.	Rent Payment Address	-5-
	g.	Security Deposit	-6-
	h.	Business Hours.	-6-
	i.	Electrical Service	-6-
	j.	After Hours HVAC Rate	-6-
	k.	Parking	-6-
	l.	Construction Fee	-6-
	m.	Broker	-6-
	n.	Notice Addresses	-6-
Section 2.	Leased Premises
	a.	Premises	-7-
	b.	Rentable Square Foot Determination	-7-
	c.	Common Areas	-7-
Section 3:	Term
	a.	Commencement and Expiration Dates	-7-
	b.	Adjustments to Commencement Date	-7-
	c.	Termination by Tenant for Failure to Deliver Possession	-7-
	d.	Delivery of Possession	-7-
	e.	Adjustment of Expiration Date	-7-
	f.	Right to Occupy	-8-
	g.	Commencement Agreement	-8-
Section 4:	Use
	a.	Permitted Use	-8-
	b.	Prohibited Uses	-8-
	c.	Prohibited Equipment in Premises	-8-
Section 5:	Rent
	a.	Payment Obligations	-8-
	b.	Base Rent	-9-
	c.	Additional Rent	-9-
Section 6:	Security Deposit
	a.	Amount of Deposit	-9-
	b.	Application of Deposit	-9-
	c.	Refund of Deposit	-10-
Section 7:	Services by Landlord
	a.	Base Services	-10-
	b.	Landlord’s Maintenance	-10-
	c.	No Abatement.	-11-
	d.	Tenant’s Obligation to Report Defects	-11-
	e.	Limitation on Landlord’s Liability	-11-
Section 8:	Tenant’s Acceptance and Maintenance of Premises
	a.	Acceptance of Premises	-11-

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	b.	Move-in Obligations	-11-
	c.	Tenant’s Maintenance	-11-
	d.	Alterations to Premises.	-11-
	e.	Restoration of Premises	-11-
	f.	Landlord’s Performance of Tenant’s Obligations	-12-
	g.	Construction Liens	-12-
	h.	Communications Compliance	-12-
Section 9:	Property of Tenant
	a.	Property Taxes	-13-
	b.	Removal.	-13-
Section 10:	Signs		-13-
Section 11:	Access to Premises
	a.	Tenant’s Access	-13-
	b.	Landlord’s Access	-13-
	c.	Emergency Access	-13-
Section 12:	Tenant’s Compliance
	a.	Laws	-13-
	b.	Rules and Regulations	-14-
Section 13:	ADA Compliance
	a.	Tenant’s Compliance	-14-
	b.	Landlord’s Compliance	-14-
	c.	ADA Notices	-14-
Section 14:	Insurance Requirements
	a.	Tenant’s Liability Insurance	-14-
	b.	Tenant’s Property Insurance	-14-
	c.	Certificates of Insurance	-14-
	d.	Insurance Policy Requirements	-14-
	e.	Landlord’s Property Insurance	-15-
	f.	Mutual Waiver of Subrogation	-15-
Section 15:	Indemnity
	a.	Indemnity	-15-
	b.	Defense Obligation	-15-
Section 16:	Quiet Enjoyment.		-15-
Section 17:	Subordination; Attornment; Non-Disturbance; and Estoppel Certificate
	a.	Subordination and Attornment.	-15-
	b.	Non-Disturbance	-16-
	c.	Estoppel Certificates	-16-
Section 18:	Assignment – Sublease
	a.	Landlord Consent	-16-
	b.	Definition of Assignment	-16-
	c.	Permitted Assignments/Subleases	-17-
	d.	Notice to Landlord	-17-
	e.	Prohibited Assignments/Sublease	-17-
	f.	Limitation on Rights of Assignee/Sublessee	-17-
	g.	Tenant Not Released	-17-
	h.	Landlord’s Right to Collect Sublease Rents Upon Tenant Default	-17-
	i.	Excess Rents	-17-
	j.	Landlord’s Fees	-17-
	k.	Unauthorized Assignment or Sublease	-17-
Section 19:	Damages to Premises
	a.	Landlord’s Restoration Obligations	-17-

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	b.	Termination of Lease by Landlord	-18-
	c.	Termination of Lease by Tenant	-18-
	d.	Tenant’s Restoration Obligations	-18-
	e.	Rent Abatement	-18-
	f.	Waiver of Claims	-18-
Section 20:	Eminent Domain
	a.	Effect on Lease	-18-
	b.	Right to Condemnation Award	-19-
Section 21:	Environmental Compliance
	a.	Environmental Laws	-19-
	b.	Tenant’s Responsibility	-19-
	c.	Tenant’s Liability	-19-
	d.	Limitation on Tenant’s Liability	-19-
	e.	Inspections by Landlord	-20-
	f.	Landlord’s Liability	-20-
	g.	Property	-20-
	h.	Tenant’s Liability after Termination of Lease	-20-
Section 22:	Default
	a.	Tenant’s Default	-20-
	b.	Landlord’s Remedies	-20-
	c.	Landlord’s Expenses	-21-
	d.	Remedies Cumulative	-21-
	e.	No Accord and Satisfaction	-21-
	f.	No Reinstatement	-21-
	g.	Summary Ejectment.	-21-
Section 23:	Multiple Defaults
	a.	Loss of Option Rights	-21-
	b.	Increased Security Deposit	-22-
	c.	Effect on Notice Rights and Cure Periods	-22-
Section 24:	Bankruptcy
	a.	Trustee’s Rights	-22-
	b.	Adequate Assurance	-22-
	c.	Assumption of Lease Obligations	-22-
Section 25:	Notices
	a.	Addresses	-22-
	b.	Form; Delivery; Receipt	-22-
	c.	Address Changes	-23-
	d.	Notice by Legal Counsel	-23-
Section 26:	Holding Over		-23-
Section 27:	Right to Relocate
	a.	Substitute Premises	-23-
	b.	Notice	-23-
	c.	Upfit of Substitute Premises	-23-
	d.	Relocation Costs	-23-
	e.	Lease Terms	-23-
	f.	Limitation on Landlord’s Liability	-24-
Section 28:	Broker’s Commissions
	a.	Broker	-24-
	b.	Landlord’s Obligation	-24-
	c.	Indemnity	-24-

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Section 29:	Miscellaneous
	a.	No Agency	-24-
	b.	Force Majeure	-24-
	c.	Building Standard Improvements	-24-
	d.	Limitation on Damages	-24-
	e.	Satisfaction of Judgments Against Landlord.	-24-
	f.	Interest	-24-
	g.	Legal Costs	-25-
	h.	Sale of Premises or Building	-25-
	i.	Time of the Essence	-25-
	j.	Transfer of Security Deposit	-25-
	k.	Tender of Premises	-25-
	l.	Tenant’s Financial Statements	-25-
	m.	Recordation	-25-
	n.	Partial Invalidity	-25-
	o.	Binding Effect	-25-
	p.	Entire Agreement	-25-
	q.	Good Standing.	-25-
	r.	Terminology	-25-
	s.	Headings	-26-
	t	Choice of Law	-26-
	u.	Effective Date	-26-
	v.	Interlineation	-26-
Section 30:	Special Conditions		-26-
Section 31:	Addenda and Exhibits		-26-
	a.	Lease Addendum Number One – “Work Letter”
	b.	Lease Addendum Number Two – “Additional Rent – Operating Expense Pass Throughs”
	c.	Lease Addendum Number Three – INTENTIONALLY OMITTED
	d.	Lease Addendum Number Four – INTENTIONALLY OMITTED
	e.	Lease Addendum Number Five – “Tenant Parking Agreement”
	f.	Lease Addendum Number Six – “Radon”
	g.	Exhibit A – Premises
	h.	Exhibit B – Rules and Regulations
	i.	Exhibit C – Commencement Agreement

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State of Florida:

County of Hillsborough:

OFFICE LEASE

THIS LEASE (“Lease”), made this 1st day of May, 2004, by and between AP SOUTHEAST PORTFOLIO PARTNERS, L.P., a limited partnership, (“Landlord”) and ACCENTIA, INC. a                                     , (“Tenant”), provides as follows:

1.	BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a.	Premises.	Rentable Square Feet:	5,328

		Suite:	101
		Building:	Cypress Center II
		Street Address:	5310 Cypress Center Drive
		City/County:	Tampa, Hillsborough
		State/Zip Code:	Florida / 33609

b.	Term.	Number of Months:	12
		Commencement Date:	May 1, 2004
		Expiration Date:	April 30, 2005

c.	Permitted Use.		General office use
______________________________

d.	Occupancy Limitation.		No more than four (4) persons per one thousand (1,000) rentable square feet.

e. Base Rent. The minimum base rent for the Term is $90,576.00, payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

MONTHS	RATE PSF	MONTHLY RENT	CUMULATIVE RENT
5/1/04 – 4/30/05	$17.00	$7,548.00	$90,576.00
		BASE RENT:	$90,576.00

Rent Payment Address.		AP SOUTHEAST PORTFOLIO PARTNERS, L.P.
		P.O. Box 406396
		Atlanta, Georgia 30384-6396
		Attn: Cypress Center II
		Tax ID# 56-2036387

f.	Security Deposit.	$8,076.36

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g.	Business Hours.	8:00 A.M. to 6:00 P.M. Monday through Friday (excluding National and State Holidays).

h.	Electrical Service.	No more than three (3) watts per usable square foot for convenience outlets.

i.	After Hours HVAC Rate.	$25.00 per hour, per unit, with a minimum of two (2) hours per occurrence.

j.	Parking.	Not to exceed four (4) spaces per 1000 rentable square feet. See Tenant Parking Agreement - Addendum Five.

k.	Construction Fee.	The Construction Supervision Fee for alterations is 10% of the cost of the work. The construction supervision fee for Tenant Improvements is set forth in the Workletter attached as Addendum Number One.

l.	Tenant’s Broker.	Coldwell Banker Commercial 5010 West Kennedy Blvd., Second Floor Tampa, Florida 33609 Attn: Charles Clifton, CCIM

	Landlord’s Broker.	Highwoods/Florida GP Corp 3111 W. Dr. Martin Luther King, Jr. Blvd. Suite 300 Tampa, Florida 33607

m.	Notice Addresses.

	LANDLORD:	AP SOUTHEAST PORTFOLIO PARTNERS, L.P. 3100 Smoketree Court, Suite 600 Raleigh, North Carolina 27604 Attn: Manager, Lease Administration Facsimile #: 919/876-2448

	with a copy to:	HIGHWOODS/FLORIDA HOLDINGS, LP c/o Highwoods Properties, Inc. 3100 Smoketree Court, Suite 600 Raleigh, North Carolina 27604 Attn: Manager, Lease Administration Facsimile #: 919/876-2448

	TENANT:	ACCENTIA, INC. 5310 Cypress Center Drive, Suite 101 Tampa, Florida 33609 Attn:________________________

2.	LEASED PREMISES.

a. Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit A, attached hereto.

b. Rentable Square Foot Determination. The parties acknowledge that all square foot measurements are approximate and agree that the square footage figures in Section 1a shall be conclusive for all purposes with respect to this Lease.

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common areas generally include space that is not included in portions of the building set aside for leasing to tenants or reserved for Landlord’s exclusive use, including entrances, hallways, lobbies, elevators, restrooms, walkways and plazas (“Common Areas”). Landlord has the exclusive right to (i) designate the Common Areas, (ii) change the designation of any Common Area and otherwise modify the Common Areas, and (iii) permit special use of the Common Areas, including temporary exclusive use for special occasions. Tenant shall not interfere with the rights of others to use the Common Areas. All use of the Common Areas shall be subject to any rules and regulations promulgated by Landlord.

3.	TERM.

a. Commencement and Expiration Dates. The Lease Term commences on the Commencement Date and expires on the Expiration Date, as set forth in Section 1b.

b. Adjustments to Commencement Date. The Commencement Date shall be adjusted as follows:

i.	If Tenant requests possession of the Premises prior to the Commencement Date, and Landlord consents, the Commencement Date shall be the date of possession. All rent and other obligations under this Lease shall begin on the date of possession, but the Expiration Date shall remain the same.

ii.	If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on the Commencement Date, then the Commencement Date, Expiration Date, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord’s delivery of possession of the Premises to Tenant. Any such delay shall not relieve Tenant of its obligations under this Lease, and neither Landlord nor Landlord’s agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession.

c. Termination by Tenant for Failure to Deliver Possession. In the event Landlord is unable to deliver possession of the Premises within (90) days after the original Commencement Date set forth in Section 1b (excluding any delays resulting from force majeure or caused by Tenant – “Excused Delays”), then Tenant may terminate this Lease by giving notice to Landlord within one hundred (100) days of the original Commencement Date (excluding Excused Delays). Tenant may not terminate the Lease, however, if it has taken possession of any part of the Premises.

d. Delivery of Possession. Unless otherwise specified in the Workletter attached as Lease Addendum Number One, “delivery of possession” of the Premises shall mean the earlier of: (i) the date Landlord has the Premises ready for occupancy by Tenant as evidenced by (a) a permanent or temporary Certificate of Occupancy, (b) a Conditional Final Inspection, or (c) a Final Inspection issued by proper governmental authority, or (ii) the date Landlord could have had the Premises ready had there been no Delays attributable to Tenant.

e. Adjustment of Expiration Date. If the Expiration Date does not occur on the last day of a calendar month, then Landlord, at its option, may extend the Term by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant shall pay Base Rent and Additional Rent for such additional days at the same rate payable for the portion of the last calendar month immediately preceding such extension.

f. Right to Occupy. Tenant shall not occupy the Premises until Tenant has complied with all of the following requirements to the extent applicable under the terms of this Lease: (i) delivery of all certificates of insurance, (ii) payment of Security Deposit, (iii) payment of first month’s Rent; (iv) execution and delivery of any required Guaranty of Lease, and (v) if Tenant is an entity, receipt of a good standing certificate from the State where it was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenant’s failure to comply with these (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

g. Commencement Agreement. The Commencement Date, Term, and Expiration Date may be set forth in a Commencement Agreement similar to Exhibit C, attached hereto, to be prepared by Landlord and executed by the parties.

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4.	USE.

a. Permitted Use. The Premises may be used only for general office purposes in connection with Tenant’s Permitted Use as defined in Section 1c and in accordance with the Occupancy Limitation as set forth in Section 1d.

b. Prohibited Uses. Tenant shall not use the Premises:

i.	In violation of any restrictive covenants which apply to the Premises;

ii.	In any manner that constitutes a nuisance or trespass;

iii.	In any manner which increases any insurance premiums, or makes such insurance unavailable to Landlord on the Building; provided that, in the event of an increase in Landlord’s insurance premiums which results from Tenant’s use of the Premises, Landlord may elect to permit the use and charge Tenant for the increase in premiums, and Tenant’s failure to pay Landlord, on demand, the amount of such increase shall be an event of default;

iv.	In any manner that creates demands for electricity, heating or air conditioning in excess of that stated in paragraph 1.(i); or

v.	For any purpose except the Permitted Use, unless consented to by Landlord in writing.

c. Prohibited Equipment in Premises. Tenant shall not install any equipment in the Premises that places unusual demands on the electrical, heating or air conditioning systems (“High Demand Equipment”) without Landlord’s prior written consent. No such consent will be given if Landlord determines, in its opinion, that such equipment may not be safely used in the Premises or that electrical service is not adequate to support the equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter. If High Demand Equipment used in the Premises by Tenant affect the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises with the cost of engineering, installation, operation and maintenance of the units to be paid by Tenant. All costs and expenses relating to High Demand Equipment and Landlord’s administrative costs (such as reading meters and calculating invoices) shall be Additional Rent, payable by Tenant upon demand.

5.	RENT.

a. Payment Obligations. Tenant shall pay Base Rent and Additional Rent (collectively, “Rent”) on or before the first day of each calendar month during the Term, as follows:

i.	Rent payments shall be sent to the Rent Payment Address set forth in Section 1f.

ii.	Rent shall be paid without previous demand or notice and without set off or deduction. Tenant’s obligation to pay Rent under this Lease is completely separate and independent from any of Landlord’s obligations under this Lease.

iii.	If the Term commences on a day other than the first day of a calendar month, then Rent for such month shall be (i) prorated for the period between the Commencement Date and the last day of the month in which the Commencement Date falls, and (ii) due and payable on the Commencement Date.

iv.	For each Base Rent payment Landlord receives after the fifth (5th) day of the month, Landlord shall be entitled to all default remedies provided under the terms of this Lease, and a late charge in the amount of five percent (5%) of all Base Rent due for such month.

v.	If Landlord presents Tenant’s check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to all default remedies provided under the terms of this Lease and the maximum lawful bad check fee or five percent (5%) of the amount of such check, whichever amount is less.

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b. Base Rent. Tenant shall pay Base Rent as set forth in Section 1e.

c. Additional Rent. In addition to Base Rent, Tenant shall pay as rent all sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including, but not limited to, the following:

i.	Tenant’s Proportionate Share of the increase in Landlord’s Operating Expenses as set forth in Lease Addendum Number Two;

ii.	Any sales or use tax imposed on rents collected by Landlord or any tax on rents in lieu of ad valorem taxes on the Building, even though laws imposing such taxes attempt to require Landlord to pay the same; provided, however, if any such sales or use tax are imposed on Landlord and Landlord is prohibited by applicable law from collecting the amount of such tax from Tenant as Additional Rent, then Landlord, upon sixty (60) days prior notice to Tenant, may terminate this Lease; and

iii.	Any construction supervision fees in connection with the construction of Tenant Improvements or alterations to the Premises.

6.	SECURITY DEPOSIT.

a. Amount of Deposit. Tenant shall deposit with Landlord a Security Deposit in the amount set forth in Section 1g, which sum Landlord shall retain as security for the performance by Tenant of each of its obligations hereunder. The Security Deposit shall not bear interest.

b. Application of Deposit. If Tenant at any time fails to perform any of its obligations under this Lease, including its Rent or other payment obligations, its restoration obligations, or its insurance and indemnity obligations, then Landlord may, at its option, apply the Security Deposit (or any portion) to cure Tenant’s default or to pay for damages caused by Tenant’s default. If the Lease has been terminated, then Landlord may apply the Security Deposit (or any portion) against the damages incurred as a consequence of Tenant’s breach. The application of the Security Deposit shall not limit Landlord’s remedies for default under the terms of this Lease. If Landlord depletes the Security Deposit, in whole or in part, prior to the Expiration Date or any termination of this Lease, then Tenant shall restore immediately the amount so used by Landlord.

c. Refund of Deposit. Unless Landlord uses the Security Deposit to cure a default of Tenant, to pay damages for Tenant’s breach of the Lease, or to restore the Premises to the condition to which Tenant is required to leave the Premises upon the expiration or any termination of the Lease, then Landlord shall, within thirty (30) days after the Expiration Date or any termination of this Lease, refund to Tenant any funds remaining in the Security Deposit. Tenant may not credit the Security Deposit against any month’s Rent.

7.	SERVICES BY LANDLORD.

a. Base Services. Provided that Tenant is not then in default, Landlord shall cause to be furnished to the Building, or as applicable, the Premises, in common with other tenants the following services:

i.	Water (if available from city mains) for drinking, lavatory and toilet purposes.

ii.	Electricity (if available from the utility supplier) for the building standard fluorescent lighting and for the operation of general office machines, such as electric typewriters, desk top computers, dictating equipment, adding machines and calculators, and general service non-production type office copy machines; provided that Landlord shall have no obligation to provide more than the amount of power for convenience outlets and the number of electrical circuits as set forth in Section 1i.

iii.	Operatorless elevator service.

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iv.	Building standard fluorescent lighting fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the building standard fluorescent light, and any dimmers or lighting controls other than controls for the building standard fluorescent lighting.

v.	Heating and air conditioning for the reasonably comfortable use and occupancy of the Premises during Business Hours as set forth in Section 1h; provided that, heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service.

vi.	After Business Hours, weekend and holiday heating and air conditioning at the After Hours HVAC rate set forth in Section 1j, with such charges subject to commercially reasonable annual increases as determined by Landlord.

vii.	Janitorial services five (5) days a week (excluding National and State holidays) after Business Hours.

viii.	A reasonable pro-rata share of the unreserved parking spaces of the Building, not to exceed the Parking specified in Section 1k, for use by Tenant’s employees and visitors in common with the other tenants and their employees and visitors.

b. Landlord’s Maintenance. Landlord shall make all repairs and replacements to the Building (including Building fixtures and equipment), Common Areas and Building Standard Improvements in the Premises, except for repairs and replacements that Tenant must make under Section 8. Landlord’s maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.

c. No Abatement. There shall be no abatement or reduction of Rent by reason of any of the foregoing services not being continuously provided to Tenant. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections, and in cases of emergency.

d. Tenant’s Obligation to Report Defects. Tenant shall report to Landlord immediately any defective condition in or about the Premises known to Tenant and if such defect is not so reported and such failure to promptly report results in other damage, Tenant shall be liable for same.

e. Limitation on Landlord’s Liability. Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Building or any part or appurtenance thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, or from problems with electrical service.

8.	TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a. Acceptance of Premises. Subject to the terms of the attached Workletter, if any, Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and (iii) constitutes Tenant’s acceptance of the Premises “as is”. Landlord makes no representation or warranty as to the condition of the Premises except as may be specifically set forth in the Workletter.

b. Move-In Obligations. Tenant shall schedule its move-in with the Landlord’s Property Manager. Unless otherwise approved by Landlord’s Property Manager, move-in shall not take place during Business Hours. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to insure proper treatment of the Building and the Premises. Elevators, entrances, hallways and other Common Areas must remain in use for the general public during business hours. Any specialized use of elevators or other Common Areas must be coordinated with Landlord’s Property Manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises due to moving will be the sole responsibility of Tenant.

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c. Tenant’s Maintenance. Tenant shall: (i) keep the Premises and fixtures in good order; (ii) make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or negligence; (iii) repair and replace Non-Standard Improvements, including any special equipment or decorative treatments, installed by or at Tenant’s request that serve the Premises (unless the Lease is ended because of casualty loss or condemnation); and (iv) not commit waste.

d. Alterations to Premises. Tenant shall make no structural or interior alterations to the Premises. If Tenant requests such alterations, then Tenant shall provide Landlord’s Property Manager with a complete set of construction drawings. If Landlord consents to the alterations, then the Property Manager shall determine the actual cost of the work to be done (to include a construction supervision fee to be paid to Landlord in the amount set forth in Section (Illegible). Tenant may then either agree to pay Landlord to have the work done or withdraw its request for alterations. All such alterations are subject to the prior written approval of Landlord.

e. Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall (i) deliver each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by insured casualty excepted, and (ii) restore the Premises at Tenant’s sole expense to the same condition as existed at the Commencement Date, ordinary wear and tear and damage by insured casualty excepted. If Tenant has required or installed Non-Standard Improvements, such improvements shall be removed as part of Tenant’s restoration obligation. Landlord, however, may elect to require Tenant to leave any Non-Standard Improvements in the Premises unless at the time of such Non-Standard Improvements were installed, Landlord agreed in writing that Tenant could remove such improvements. Tenant shall repair any damage caused by the removal of any Non- Standard Improvements. “Non-Standard Improvements” means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Commencement Date, and (vi) any other improvements that are not part of the Building Standard Improvements.

f. Landlord’s Performance of Tenant’s Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within five (5) days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work. Any amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within thirty (30) days after demand.

g. Construction Liens. Tenant shall have no power to do any act or make any contract that may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Premises. NO CONSTRUCTION LIENS OR OTHER LIENS FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED TO THE PREMISES SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE PREMISES OR THE BUILDING. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against the Premises or the Building by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after the filing thereof. Should Tenant fail to discharge the lien within ten (10) days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable on demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES AND NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF

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LANDLORD AND THE PREMISES FROM ANY SUCH LIEN. TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE SECTION 713.10.

h. Communications Compliance. Tenant acknowledges and agrees that any and all telephone and telecommunication services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord requests otherwise or consents in writing, all of Tenant’s telecommunications equipment shall be located and remain solely in the Premises. Landlord shall not have any responsibility for the maintenance of Tenant’s telecommunications equipment, including wiring; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any telecommunications service is interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto. Landlord shall have the right, upon reasonable prior oral or written notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, the provider shall not be permitted to install its lines or other equipment within the Building without first securing the prior written approval of Landlord. Landlord’s approval may be conditioned in such a manner as to protect Landlord’s financial interests, the interest of the Building, and the other tenants therein. The refusal of Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease. The provision of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease. Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent. Landlord’s consent may be conditioned in such a manner so as to protect Landlord’s financial interests, the interests of the Building, and the other tenants therein. At Landlord’s option, Tenant may be required to remove any and all telecommunications equipment (including wireless equipment) installed in the Premises or elsewhere in or on the Building by or on behalf of Tenant, including wiring, or other facilities for telecommunications transmittal prior to the expiration or termination of the Lease and at Tenant’s sole cost.

9.	PROPERTY OF TENANT.

a. Property Taxes. Tenant shall pay when due all taxes levied or assessed upon Tenant’s equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises.

b. Removal. Provided Tenant is not in default, Tenant may remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

10. SIGNS. Tenant may not erect, install or display any sign or advertising material upon the exterior of the Building or Premises (including any exterior doors, walls or windows) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Door and directory signage shall be provided and installed by the Landlord in accordance with building standards at Tenant’s expense, unless otherwise provided in the Workletter attached as Lease Addendum Number One.

11.	ACCESS TO PREMISES.

a. Tenant’s Access. Tenant, its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to common and public areas of the Building twenty-four hours a day, seven days a week; provided, however, Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building, or as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after business hours and on weekends and holidays, but in no event shall Tenant’s use of and access to the Premises during non-business hours compromise the security of the Building.

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b. Landlord’s Access. Landlord shall have the right, at all reasonable times and upon reasonable oral notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes as Landlord deems necessary, (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective mortgagees and purchasers. Within three hundred sixty five (365) days prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times to show prospective tenants.

c. Emergency Access. Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency.

12.	TENANT’S COMPLIANCE.

a. Laws. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, whether now existing or hereafter enacted.

b. Rules and Regulations. Tenant shall comply with the Rules and Regulations attached as Exhibit B. The Rules and Regulations may be modified from time to time by Landlord, effective as of the date delivered to Tenant or posted on the Premises, provided such rules are uniformly applicable to all tenants in the Building. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease.

13.	ADA COMPLIANCE.

a. Tenant’s Compliance. Tenant, at Tenant’s sole expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of federal, state, county and municipal authorities now in force, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises or alteration of the Premises to accommodate persons with special needs, including using all reasonable efforts to comply with The Americans With Disabilities Act (the “ADA”).

b. Landlord’s Compliance. Landlord, at Landlord’s sole expense, shall use all reasonable efforts to meet the requirements of the ADA as it applies to the Common Areas and restrooms of the Building; but Landlord shall have no responsibility for ADA compliance with respect to the Premises. Landlord shall not be required to make changes to the Common Areas or restrooms of the Building to comply with ADA standards adopted after construction of the Building unless specifically required to do so by law.

c. ADA Notices. If Tenant receives any notices alleging a violation of ADA relating to any portion of the Building or Premises (including any governmental or regulatory actions or investigations regarding non-compliance with ADA), then Tenant shall notify Landlord in writing within ten (10) days of such notice and provide Landlord with copies of any such notice.

14.	INSURANCE REQUIREMENTS.

a. Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (ISO CGL Form CG0001 or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location of at least TWO MILLION DOLLARS ($2,000,000), which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Not more frequently than once every three (3) years, Landlord may require the limits to be increased if in its reasonable judgment (or that of its mortgagee) the coverage is insufficient.

b. Tenant’s Property Insurance. Tenant shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any Non-Standard improvements to the Premises. Tenant shall neither have, nor make, any claim against Landlord for any loss or damage to the Tenant’s Property, regardless of the cause of the loss or damage.

c. Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. All such policies shall

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be non-assessable and shall contain language to the extent obtainable that: (i) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in forfeiture of the insurance, (ii) that the policies are primary and non-contributing with any insurance that Landlord may carry, and (iii) that the policies cannot be canceled, non-renewed, or coverage reduced except after thirty (30) days’ prior notice to Landlord. If Tenant fails to provide Landlord with such certificates or other evidence of insurance coverage, Landlord may obtain such coverage and the cost of such coverage shall be Additional Rent payable by Tenant upon demand.

d. Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) name Landlord and current or future Mortgagee as an additional insured as its interest may appear [other landlords or tenants may be added as additional insureds in a blanket policy]; (iii) provide that the insurance not be canceled, non-renewed or coverage materially reduced unless thirty (30) days advance notice is given to Landlord; (iv) be primary policies; (v) provide that any loss shall be payable notwithstanding any gross negligence of Landlord or Tenant which might result in a forfeiture thereunder of such insurance or the amount of proceeds payable; (vi) have no deductible exceeding TEN THOUSAND DOLLARS ($10,000), unless approved in writing by Landlord; and (vii) be maintained during the entire Term and any extension terms.

e. Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance in the amount of the full replacement value of the Building.

f. Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation.

15. INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, Tenant agrees as follows:

a. Indemnity. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (i) any activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) any breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) any act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant.

b. Defense Obligation. If any such action is brought against Landlord, then Tenant, upon notice from Landlord, shall defend the same through counsel selected by Landlord’s insurer, or other counsel acceptable to Landlord. The provisions of this Section shall survive the termination of this Lease.

16. QUIET ENJOYMENT. Tenant shall have quiet enjoyment and possession of the Premises provided Tenant promptly and fully complies with all of its obligations under this Lease. No action of Landlord or other tenants working in other space in the Building, or in repairing or restoring the Premises, shall be deemed a breach of this covenant, nor shall such action give to Tenant any right to modify this Lease either as to term, rent payables or other obligations to be performed.

17. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a. Subordination and Attornment. Tenant agrees to execute within ten (10) days after request to do so from Landlord or its mortgagee an agreement:

i.	Making this Lease superior or subordinate to the interests of the mortgagee;

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ii.	Agreeing to attorn to the mortgagee;

iii.	Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv.	Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord’s interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations as accrue after Landlord’s interest is so acquired;

v.	Agreeing to attorn to any successor Landlord; and

vi.	Containing such other agreements and covenants on Tenant’s part as Landlord’s mortgagee may reasonably request.

b. Non-Disturbance. Tenant’s obligation to subordinate its interests or attorn to any mortgagee is conditioned upon the mortgagee’s agreement not to disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease so long as Tenant is in compliance with the terms of the Lease.

c. Estoppel Certificates. Tenant agrees to execute within five (5) business days after request, and as often as requested, estoppel certificates confirming any factual matter requested by Landlord which is true and is within Tenant’s knowledge regarding this Lease, and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether Tenant has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by Landlord, and (v) whether this Lease, together with any modifications or amendments, is in full force and effect. Tenant shall attach to such estoppel certificate copies of any modifications or amendments to the Lease.

18.	ASSIGNMENT – SUBLEASE.

a. Landlord Consent. Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld unreasonably. Factors which Landlord may consider in deciding whether to consent to an assignment or sublease include (without limitation), (i) the creditworthiness of the assignee or sublessee, (ii) the proposed use of the Premises, (iii) whether there is other vacant space in the Building, (iv) whether the assignee or sublessee will vacate other space owned by Landlord, (v) whether Landlord is negotiating with the proposed sublessee or assignee for a lease of other space owned by Landlord, and (vi) any renovations to the Premises or special services required by the assignee or sublessee. Landlord will not consent to an assignment or sublease that might result in a use that conflicts with the rights of any existing tenant. One consent shall not be the basis for any further consent.

b. Definition of Assignment. For the purpose of this Section 18, the word “assignment” shall be defined and deemed to include the following: (i) if Tenant is a partnership, the withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning thirty percent (30%) or more of the partnership, or the dissolution of the partnership; (ii) if Tenant consists of more than one person, an assignment, whether voluntary, involuntary, or by operation of law, by one person to one of the other persons that is a Tenant; (iii) if Tenant is a corporation, any dissolution or reorganization of Tenant, or the sale or other transfer of a controlling percentage (hereafter defined) of capital stock of Tenant other than to an affiliate or subsidiary or the sale of fifty-one percent (51%) in value of the assets of Tenant; (iv) if Tenant is a limited liability company, the change of members whose interest in the company is fifty percent (50%) or more. The phrase “controlling percentage” means the ownership of, and the right to vote, stock possessing at least fifty-one percent (51%) of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, or such lesser percentage as is required to provide actual control over the affairs of the corporation; except that, if the Tenant is a publicly traded company, public trades or sales of the Tenant’s stock on a national stock exchange shall not be considered an assignment hereunder even if the aggregate of the trades of sales exceeds fifty percent (50%) of the capital stock of the company.

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c. Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the Commencement Date; or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Section 4.

d. Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

e. Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

f. Limitation on Rights of Assignee/Sublessee. Any assignment or sublease for which Landlord’s consent is required shall not include the right to exercise any options to renew the Lease Term, expand the Premises, cancel the Lease, or similar options, unless specifically provided for in the consent.

g. Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

h. Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the Sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between Sublessee and Landlord or give Sublessee any greater estate or right to the Premises than contained in its Sublease.

i. Excess Rents. If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then any such excess shall be paid over to Landlord by Tenant.

j. Landlord’s Fees. Tenant shall pay Landlord an administration fee of $1,000.00 per assignment or sublease transaction for which consent is required. If Landlord assists Tenant in finding an assignee or subtenant, Landlord shall be paid a reasonable fee for such assistance.

k. Unauthorized Assignment or Sublease. Any unauthorized assignment or sublease shall constitute a default under the terms of this Lease. In addition to its other remedies for Default, Landlord may elect to increase Base Rent to 150% of the Base Rent reserved under the terms of this Lease.

19.	DAMAGES TO PREMISES.

a. Landlord’s Restoration Obligations. If the Building or Premises are damaged by fire or other casualty (“Casualty”), then Landlord shall repair and restore the Premises to substantially the same condition of the Premises immediately prior to such Casualty, subject to the following terms and conditions:

i.	The casualty must be insured under Landlord’s insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii.	Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

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iii.	Landlord shall have no obligation to repair and restore Tenant’s trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b. Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; (iii) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises is damaged) to an extent of fifty percent (50%) or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall give notice of the cancellation to Tenant within sixty (60) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within fifteen (15) days after receipt of the notice of termination.

c. Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises within one hundred eighty (180) days of the Casualty (“Restoration Period”); (ii) the Restoration Period has not been delayed by force majeure; and (iii) Tenant gives Landlord notice of the termination within fifteen 15 days after the end of the Restoration Period (as extended by any force majeure delays). If Landlord is delayed by force majeure, then Landlord must provide Tenant with notice of the delays within fifteen (15) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

d. Tenant’s Restoration Obligations. Unless terminated, the Lease shall remain in full force and effect, and Tenant shall promptly repair, restore, or replace Tenant’s trade fixtures, decorations, signs, contents, and any Non-Standard Improvements to the Premises. All repair, restoration or replacement shall be at least to the same condition as existed prior to the Casualty. The proceeds of all insurance carried by Tenant on its property shall be held in trust by Tenant for the purposes of such repair, restoration, or replacement.

e. Rent Abatement. If Premises is rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises is only partially damaged, then Tenant shall continue the operation of Tenant’s business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until the Premises have been substantially repaired and restored, or until Tenant’s business operations are restored in the entire Premises, whichever shall first occur. However, if the Casualty is caused by the negligence or other wrongful conduct of Tenant or of Tenant’s subtenants, licensees, contractors, or invitees, or their respective agents or employees, there shall be no abatement of Rent.

f. Waiver of Claims. The abatement of the Rent set forth above is Tenant’s exclusive remedy against Landlord in the event of a Casualty. Tenant hereby waives all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Premises and/or for any inconvenience or annoyance occasioned by any Casualty and any resulting damage, destruction, repair, or restoration.

20.	EMINENT DOMAIN.

a. Effect on Lease. If all of the Premises are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises is taken and Tenant can continue use of the remainder, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking.

b. Right to Condemnation Award. Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant shall have no right or claim for any alleged value of the unexpired portion of this Lease, or its leasehold estate, or for costs of removal, relocation, business interruption expense or any other damages arising out of such taking. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord ) for any moving expenses, loss of profits, or taking of Tenant’s personal property (other than its leasehold estate) to which Tenant may be entitled; provided that any such award shall not reduce the amount of the award otherwise payable to Landlord for the taking of the Building and Premises.

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21.	ENVIRONMENTAL COMPLIANCE.

a. Environmental Laws. The term “ Environmental Laws” shall mean all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits and regulations of all state, federal, local and other governmental and regulatory authorities, agencies and bodies applicable to the Premises, pertaining to environmental matters or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended.

b. Tenant’s Responsibility. Tenant covenants and agrees that it will keep and maintain the Premises at all times in compliance with Environmental Laws. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances, or materials on the Property. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies. Tenant shall execute affidavits, representations and the like, from time to time, at Landlord’s request, concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances or materials on the Premises.

c. Tenant’s Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this Section 21 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with all Environmental Laws; and (iii) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section 21.

d. Limitation on Tenant’s Liability. Tenant’s obligations under this Section 21 shall not apply to any condition or matter constituting a violation of any Environmental Laws: (i) which existed prior to the commencement of Tenant’s use or occupancy of the Premises; (ii) which was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors or invitees; or (iii) to the extent such violation is caused by, or results from the acts or neglects of Landlord or Landlord’s agents, employees, officers, partners, contractors, guests, or invitees.

e. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, conduct periodic tests and examinations (“Audits”) of the Premises to confirm and monitor Tenant’s compliance with this Section 21. Such Audits shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use; however in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Section 21. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 21, in which case, the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year), shall be paid for on demand by Tenant.

f. Landlord’s Liability. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no hazardous materials on the Premises as of the Commencement Date in violation of any Environmental Laws. Landlord shall indemnify and hold Tenant harmless from any liability resulting from Landlord’s violation of this representation and warranty.

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g. Property. For the purposes of this Section 21, the term “Property” shall include the Premises, Building, all Common Areas, the real estate upon which the Building is located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located.

h. Tenant’s Liability After Termination of Lease. The covenants contained in this Section 21 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 21.

22.	DEFAULT.

a. Tenant’s Default. Tenant shall be in default under this Lease if Tenant:

i.	Fails to pay when due any Base Rent, Additional rent, or any other sum of money which Tenant is obligated to pay, as provided in this Lease;

ii.	Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within fifteen (15) days after Landlord gives Tenant notice specifying the breach, or if such breach cannot, with due diligence, be cured within fifteen (15) days, Tenant does not commence curing within fifteen (15) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice;

iii.	Files any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; or

iv.	Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors.

b. Landlord’s Remedies. In the event of a Tenant default, Landlord at its option may do one or more of the following:

i.	Terminate this Lease and recover all damages caused by Tenant’s breach, including consequential damages for lost future rent;

ii.	Repossess the Premises, with or without terminating, and relet the Premises at such amount as Landlord deems reasonable;

iii.	Declare the entire remaining Base Rent and Additional Rent immediately due and payable, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord;

iv.	Bring action for recovery of all amounts due from Tenant;

v.	Seize and hold any personal property of Tenant located in the Premises and assert against the same a lien for monies due Landlord;

vi.	Pursue any other remedy available in law or equity.

c. Landlord’s Expenses; Attorneys Fees. All reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant, shall be charged to and be a liability of Tenant. Landlord’s reasonable attorneys’ fees in pursuing any of the foregoing remedies, or in collecting any Rent or Additional Rent due by Tenant hereunder, shall be paid by Tenant.

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d. Remedies Cumulative. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercise of a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f. No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g. Summary Ejectment. Tenant agrees that in addition to all other rights and remedies Landlord may obtain an order for summary ejectment from any court of competent jurisdiction without prejudice to Landlord’s rights to otherwise collect rents or breach of contract damages from Tenant.

23.	MULTIPLE DEFAULTS.

a. Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b. Increased Security Deposit. Should Tenant default in the payment of Base Rent, Additional Rent, or any other sums payable by Tenant under this Lease on two (2) or more occasions during any twelve (12) month period, regardless of whether Landlord permits such default to be cured, then, in addition to all other remedies otherwise available to Landlord, Tenant shall, within ten (10) days after demand by Landlord, post a Security Deposit in, or increase the existing Security Deposit to, a sum equal to three (3) months’ installments of Base Rent. The Security Deposit shall be governed by the terms of this Lease.

c. Effect on Notice Rights and Cure Periods. Should Tenant default under this Lease on two (2) or more occasions during any twelve (12) month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease with respect to a default by Tenant shall not apply.

24.	BANKRUPTCY.

a. Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the “Code”) may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b. Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

i.	In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

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ii.	Any proposed assignee must have been engaged in the conduct of business for the five (5) years prior to any such proposed assignment, which business does not violate the Use provisions under Section 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Section 4. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c. Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

25.	NOTICES.

a. Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1m, or to such other address as a party may specify by duly given notice.

b. Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three (3) business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above.

c. Address Changes. The parties shall notify the other of any change in address, which notification must be at least fifteen (15) days In advance of it being effective.

d. Notice by Legal Counsel. Notices may be given on behalf of any party by such party’s legal counsel.

26. HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-sufferance. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-sufferance Tenant shall pay to Landlord (i) Base Rent at the rate equal to two hundred percent (200%) of that provided for as of the expiration or termination date, and (ii) any and all Operating Expenses and other forms of Additional Rent payable under this Lease.

27.	RIGHT TO RELOCATE.

a. Substitute Premises. Landlord, at its option, may substitute for the Premises other space (hereafter called “Substitute Premises”) owned by Landlord in the same geographical vicinity before the Commencement Date or at any time during the Term or any extension of this Lease. Insofar as reasonably possible, the Substitute Premises shall be of comparable quality and shall have a comparable square foot area and a configuration substantially similar to the Premises.

b. Notice. Landlord shall give Tenant at least sixty (60) days notice of its intention to relocate Tenant to the Substitute Premises. This notice will be accompanied by a floor plan of the Substitute Premises. After such

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notice, Tenant shall have ten (10) days within which to agree with Landlord on the proposed Substitute Premises and unless such agreement is reached within such period of time, Landlord may terminate this Lease at the end of the sixty (60) day period of time following the notice.

c. Upfit of Substitute Premises. Landlord agrees to construct or alter, at its own expense, the Substitute Premises as expeditiously as possible so that they are in substantially the same condition that the Premises were in immediately prior to the relocation. Landlord shall have the right to reuse the fixtures, improvements and alterations used in the Premises. Tenant agrees to occupy the Substitute Premises as soon as Landlord’s work is substantially completed.

d. Relocation Costs. If relocation occurs after the Commencement Date, then Landlord shall pay Tenant’s reasonable third-party costs of moving Tenant’s furnishings, telephone and computer wiring, and other property to the Substitute Premises, and reasonable printing costs associated with the change of address.

e. Lease Terms. Except as provided herein, Tenant agrees that all of the obligations of this Lease, including the payment of Rent (to be determined on a per rentable square foot basis and applied to the Substitute Premises), will continue despite Tenant’s relocation to the Substitute Premises. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if the Substitute Premises had been the space originally described in this Lease.

f. Limitation on Landlord’s Liability. Except as provided above, Landlord shall not be liable or responsible in any way for damages or injuries suffered by Tenant pursuant to the relocation in accordance with this provision including, but not limited to, the loss of goodwill, business, productivity or profits.

28.	BROKER’S COMMISSIONS.

a. Broker. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker identified in Section 1l

b. Landlord’s Obligation. Landlord shall pay any commissions or fees that are payable to the Broker with respect to this Lease pursuant to Landlord’s separate agreement with the Broker.

c. Indemnity. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this Section shall survive the termination of this Lease.

29.	MISCELLANEOUS.

a. No Agency. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title to the Building is paramount, and that it can do nothing to affect or impair Landlord’s title.

b. Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond the Landlord’s reasonable control.

c. Building Standard Improvements. The term “Building Standard Improvements” shall mean the standards for normal construction of general office space within the Building as specified by Landlord, including design and construction standards, electrical load factors, materials, fixtures and finishes.

d. Limitation on Damages. Notwithstanding any other provisions in this Lease, Landlord shall not be liable to Tenant for any special, consequential, incidental or punitive damages.

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e. Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord’s default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord’s interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any Insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f. Interest. Should Tenant fail to pay any amount due to Landlord within 30 days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall begin accruing interest at the rate of 18% per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until paid.

g. Legal Costs. Should Landlord prevail in any legal proceedings against the Tenant for breach of any provision in this Lease, then Tenant shall be liable for the costs and expenses of the Landlord, including its reasonable attorneys’ fees (at all tribunal levels).

h. Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder; upon the sale of the Premises or the Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease.

i. Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

j. Transfer of Security Deposit. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be released from any liability for return of the Security Deposit or prepaid Rent.

k. Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

l. Tenant’s Financial Statements. Upon request of Landlord, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual, quarterly and monthly financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss, and the annual financial statement shall also include a statement of changes in financial position and appropriate explanatory notes. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building.

m. Recordation. This Lease may not be recorded without Landlord’s prior written consent, but Tenant and Landlord agree, upon the request of the other party, to execute a memorandum hereof for recording purposes.

n. Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

o. Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

p. Entire Agreement. This Lease supersedes and cancels all prior negotiations between the parties, and no changes shall be effective unless in writing signed by both parties. Tenant acknowledges and agrees that it has not relied upon any statements, representations, agreements or warranties except those expressed in this Lease, and that this Lease contains the entire agreement of the parties hereto with respect to the subject matter hereof.

q. Good Standing. If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence in good standing of Tenant, and the authority of any person signing this Lease to act for the Tenant. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is

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qualified to do business in the State in which the Premises are located, that the corporation has a full right and authority to enter into this Lease and that each of the persons signing on behalf of the corporation is authorized to do so.

r. Terminology. The singular shall include the plural, and the masculine, feminine or neuter includes the other.

s. Headings. Headings of sections are for convenience only and shall not be considered in construing the meaning of the contents of such section.

t. Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State in which the Premises are located.

u. Effective Date. The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the “Effective Date”.

v. Interlineation. Whenever in this Lease any printed portion has been stricken, whether or not any related provision has been added, Landlord and Tenant specifically agree that this Lease shall be construed as if the provisions or material so stricken were never included herein, and that no inference shall be drawn from the provisions or material so stricken that would be inconsistent in any way with the construction or interpretation of this Lease which would be appropriate if such provisions or material had never been contained herein. Landlord and Tenant further agree that no inference shall be drawn from any provisions or material added that would be inconsistent in any way with the construction or Interpretation of this Lease that would be appropriate if such provisions or material had been included in the original version of the Lease.

30. SPECIAL CONDITIONS. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control:

None

31. ADDENDA AND EXHIBITS. If any addenda are noted below, such addenda are incorporated herein and made a part of this Lease.

a.	Lease Addendum Number One – “Work Letter”

b.	Lease Addendum Number Two – “Additional Rent – Operating Expense Pass Throughs”

C.	Lease Addendum Number Three – INTENTIONALLY OMITTED

d.	Lease Addendum Number Four – INTENTIONALLY OMITTED

e.	Lease Addendum Number Five – “Tenant Parking Agreement”

f.	Lease Addendum Number Six – “Radon”

g.	Exhibit A – Premises

h.	Exhibit B – Rules and Regulations

i.	Exhibit C – Commencement Agreement

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IN WITNESS WHEREOF, Landlord and Tenant have executed this lease in three originals, all as of the day and year first above written.

WITNESSES:	LANDLORD:
/s/ Linda Perry	AP SOUTHEAST PORTFOLIO PARTNERS, L.P.

Linda Perry	By:	AP GP Southeast Portfolio Partners

Print Name	By:	Highwoods Realty GP Corp.
/s/ Sue E. Wallace	By:	/s/ Stephen A. Meyers
Stephen A. Meyers
SUE E. WALLACE	Title:	Vice President - Tampa
Print Name	Date:	6/9/04

TENANT:
WITNESSES:	ACCENTIA, INC.

/s/ Michelle Brown		/s/ James McNulty
Michelle L. Brown		Signature Line
Print Name	By:	James McNulty
/s/ Steve Garnty		Print Name

Steve Garnty	Title:	CFO
Print Name	Date:	5/1/04

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LEASE ADDENDUM NUMBER ONE [AS IS]

WORK LETTER, Landlord has made no representation or promise as to the condition of the Premises. With the exception of those items listed below, Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant. Tenant has inspected the Premises, is fully familiar with the physical condition thereof, and shall accept the Premises “as is, where is.”

Landlord shall, at Tenant’s cost, install two (2) building standard doors as noted in Exhibit A.

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LEASE ADDENDUM NUMBER TWO [BASE YEAR calendar year]

ADDITIONAL RENT - OPERATING EXPENSE PASS THROUGHS. For the calendar year commencing on January 1, 2005 and for each calendar year thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of any increase in Operating Expenses (as hereinafter defined) incurred by Landlord’s operation or maintenance of the Building above the Operating Expenses Landlord incurred during the Base Year (as hereinafter defined).

For purposes of calculating Tenant’s Proportionate Share of real and personal property taxes, Landlord shall use the Base Year or the year in which the Building and improvements are completed and are fully assessed, whichever shall be later. Tenant’s Proportionate Share shall be calculated by dividing the approximately 5,328 rentable square feet of the Premises by the approximately 50,697 net rentable square feet of the Building, which equals 10.51%. If during any calendar year the occupancy of the rentable area of the Building is less than 95% full, then Operating Expenses (as hereinafter defined) will be adjusted for such calendar year at a rate of 95% occupancy.

For the calendar year commencing on January 1, 2005 and for each calendar year thereafter during the Term, Landlord shall estimate the amount the Operating Expenses shall increase for such calendar year above the Operating Expenses incurred during the Base Year. Landlord shall send to Tenant a written statement of the amount of Tenant’s Proportionate Share of any estimated increase in Operating Expenses and Tenant shall pay to Landlord, monthly or annually, Tenant’s Proportionate Share of such increase in Operating Expenses. Within ninety (90) days after the end of each calendar year or as soon as possible thereafter, Landlord shall send a copy of the Annual Statement to Tenant. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent as owed or Landlord shall adjust Tenant’s Rent payments if Landlord owes Tenant a credit. After the Expiration Date, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed or if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund. If there is a decrease in Operating Expenses in any subsequent year below Operating Expenses for the Base Year then no additional rent shall be due on account of Operating Expenses, but Tenant shall not be entitled to any credit, refund or other payment that would reduce the amount of other additional rent or Base Rent owed. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year). All payments or adjustments for Additional Rent shall be made within thirty (30) days after the applicable Statement is sent to Tenant.

The term “Base Year” shall mean the twelve month period beginning on the January 1, 2004 and ending on December 31, 2004.

The term “Operating Expenses” shall mean all direct costs incurred by Landlord in the provision of services to tenants and in the operation, repair and maintenance of the Building and Common Areas as determined by generally accepted accounting principles, including, but not limited to ad valorem real and personal property taxes, hazard and liability insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, management fees, and common area expenses; provided, however, the term “Operating Expenses” shall not include depreciation on the Building or equipment therein, interest, executive salaries, real estate brokers’ commissions, or other expenses that do not relate to the operation of the Building. The annual statement of Operating Expenses shall be accounted for and reported in accordance with generally accepted accounting principles (the “Annual Statement”).

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ADDENDUM NUMBER THREE

INTENTIONALLY OMITTED

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ADDENDUM NUMBER FOUR

INTENTIONALLY OMITTED

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ADDENDUM NUMBER FIVE

TENANT PARKING AGREEMENT

1. The parties hereby acknowledge that they have heretofore entered, or are contemporaneously herewith entering, a certain lease dated , MAY 1, 2004 (the “Lease”) for premises known as Suite(s) 101 (the “Premises”) located in the property known as Cypress Center II (the “Property”). In the event of any conflict between the Lease and this Agreement, the latter shall control.

2. Landlord hereby grants to Tenant and persons designated by Tenant a license to use 26 parking spaces in the designated parking area. The total number of available parking spaces from which Tenant’s allotted share is taken includes all handicapped and visitor spaces serving the Building. The Term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Expiration Date under the Lease, or termination of the Lease or Tenant’s abandonment of the Premises thereunder. During the Term of this license, Tenant shall pay Landlord the monthly charges established from time to time by Landlord for parking in the designated parking area, payable in advance, with Tenant’s payment of monthly Base Rent. The initial charge for such space is $ -0- , per space, per month, or a total monthly charge of $ -0- , for all such spaces. No deductions from the monthly charge shall be made for days on which the designated parking area is not used by Tenant. However, Tenant may reduce the number of parking spaces hereunder, at any time, by providing at least thirty (30) days advance written notice to Landlord, accompanied by any key card, sticker or other identification or entrance system provided by Landlord or its parking contractor; such cancellation shall be irrevocable. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used on a month-to-month basis, and otherwise on the foregoing terms and provisions, and such monthly parking charges as Landlord shall establish from time to time.

3. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the designated parking area. Landlord reserves the right to adopt, modify and enforce reasonable Rules governing the use of the designated parking area from time to time, including any key-card, sticker or other identification or entrance system, and hours of operation. The Rules set forth hereinafter are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the designated parking area, and any violation of the Rules shall subject the car to removal from the designated parking area.

4. The parking spaces hereunder shall be provided on an unreserved “first-come, first-served” basis. Tenant acknowledges that Landlord has or may arrange for the designated parking area to be operated by an independent contractor, not affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to property or any other items located in the designated parking area, nor for any personal injuries or death arising out of any matter relating to the designated parking area, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the designated parking area. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved spaces. Landlord also reserves the right to close all or any portion of the designated parking area in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the designated parking area, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond Landlord’s reasonable control. In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis. If, for any other reason, Tenant or persons properly designated by Tenant, shall be denied access to the designated parking area, and Tenant or such persons shall have complied with this Agreement and this Agreement shall be in effect, Landlord’s liability shall be limited to such parking charges (excluding tickets for parking violations) incurred by Tenant or such persons in utilizing alternative parking, which amount Landlord shall pay upon presentation of documentation supporting Tenant’s claims in connection therewith.

5. If Tenant shall default under this Agreement, Landlord shall have the right to remove from the designated parking area any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Agreement, Landlord shall have the right to cancel this Agreement on ten days’ written notice, unless within such ten day period, Tenant cures such default. If Tenant defaults with respect to the same term or condition under this

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Agreement more than three times during any twelve month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding twelve month period, shall, at Landlord’s election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein, as though fully set forth). Any default by Tenant under the Lease shall be a default under this Agreement, and any default under this Agreement shall be a default under the Lease.

RULES

(i)	Designated parking area hours shall be 6 A.M. to 8 P.M. (or such other hours as Landlord shall determine from time to time.)

(ii)	Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

(iii)	All directional signs and arrows must be observed.

(iv)	The speed limit shall be five (5) miles per hour.

(v)	Spaces reserved for handicapped parking must be used only by vehicles properly designated.

(vi)	Parking is prohibited in all areas not expressly designated for parking, including without limitation:

(a)	areas not striped for parking

(b)	aisles

(c)	where “no parking” signs are posted

(d)	ramps

(e)	loading zones

(vii)	Parking stickers, key cards or any other devices or forms of identification or entry supplied by Landlord shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

(viii)	If applicable, monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the designated parking area is not used by Tenant or its designees.

(ix)	Designated parking area managers or attendants are not authorized to make or allow any exceptions to these Rules.

(x)	Every parker is required to park and lock his own car.

(xi)	Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to the office of the designated parking area immediately.

(xii)	Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

(xiii)	Tenant agrees to acquaint all persons to whom Tenant assigns parking space of these Rules.

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LEASE ADDENDUM NUMBER SIX

RADON

The following disclosure is made pursuant to Section 404.056 of the Florida statutes: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

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EXHIBIT A

PREMISES

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EXHIBIT B

RULES AND REGULATIONS

1.	Access to Building. On Saturdays, Sundays, legal holidays and weekdays between the hours of 6:00 P.M. and 8:00 A.M., access to the Building and/or to the halls, corridors, elevators or stairways in the Building may be restricted and access shall be gained by use of a key or electronic card to the outside doors of the Buildings. Landlord may from time to time establish security controls for the purpose of regulating access to the Building. Tenant shall be responsible for providing access to the Premises for its agents, employees, invitees and guests at times access is restricted, and shall comply with all such security regulations so established.

2.	Protecting Premises. The last member of Tenant to leave the Premises shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and equipment in the Premises.

3.	Building Directories. The directories for the Building in the form selected by Landlord shall be used exclusively for the display of the name and location of tenants. Any additional names and/or name change requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

4.	Large Articles. Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner designated by Landlord and always at Tenant’s sole responsibility. All damage done to the Building, its furnishings, fixtures or equipment by moving or maintaining such furniture, freight or articles shall be repaired at Tenant’s expense.

5.	Signs. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, including windows and doors, without the written consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as shall be first approved by Landlord in writing. Landlord, without notice to Tenant, reserves the right to remove, at Tenant’s expense, all matters other than that provided for above.

6.	Compliance with Laws. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, whether now existing or hereinafter enacted with respect to the Premises and the use or occupancy thereof. Tenant shall not make or permit any use of the Premises which directly or indirectly is forbidden by law, ordinance, governmental regulations or order or direction of applicable public authority, which may be dangerous to persons or property or which may constitute a nuisance to other tenants.

7.	Hazardous Materials. Tenant shall not use or permit to be brought into the Premises or the Building any flammable oils or fluids, or any explosive or other articles deemed hazardous to persons or property, or do or permit to be done any act or thing which will invalidate, or which, if brought in, would be in conflict with any insurance policy covering the Building or its operation, or the Premises, or any part of either, and will not do or permit to be done anything in or upon the Premises, or bring or keep anything therein, which shall not comply with all rules, orders, regulations or requirements of any organization, bureau, department or body having jurisdiction with respect thereto (and Tenant shall at all times comply with alt such rules, orders, regulations or requirements), or which shall increase the rate of insurance on the Building, its appurtenances, contents or operation.

8.	Defacing Premises and Overloading. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window that may be unsightly from outside the Premises. Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls; blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices shall not be placed in or about the outside windows in the Premises except to the extent that the character, shape, color, material and make thereof is approved by Landlord. Tenant shall not do any painting or decorating in the Premises or install any floor coverings in the Premises or make, paint, cut or drill into, or in any way deface any part of the Premises or Building without in each instance obtaining the prior written consent of Landlord. Tenant shall not overload any floor or part thereof in the Premises, or any facility in the Building or any public corridors or elevators therein by bringing in or removing any large or heavy articles and Landlord may direct and control the location of safes, files, and all other heavy articles and, if considered necessary by Landlord may require Tenant at its expense to supply whatever supplementary supports necessary to properly distribute the weight.

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9.	Obstruction of Public Areas. Tenant shall not, whether temporarily, accidentally or otherwise, allow anything to remain in, place or store anything in, or obstruct in any way, any sidewalk, court, hall, passageway, entrance, or shipping area. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition, and move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. All courts, passageways, entrances, exits, elevators, escalators, stairways, corridors, halls and roofs are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals within the normal course of Tenant’s business so long as such persons are not engaged in Illegal activities.

10.	Additional Locks. Tenant shall not attach, or permit to be attached, additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. Upon termination of this Lease or of Tenant’s possession, Tenant shall immediately surrender all keys to the Premises.

11.	Communications or Utility Connections. If Tenant desires signal, alarm or other utility or similar service connections installed or changed, then Tenant shall not install or change the same without the approval of Landlord, and then only under direction of Landlord and at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires a greater than normal amount of electrical current for the permitted use without the advance written consent of Landlord. Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of other tenants in the Building, and Tenant shall not in any event connect a greater load than that which is safe.

12.	Office of the Building. Service requirements of Tenant will be attended to only upon application at the office of Highwoods Properties, Inc. Employees of Landlord shall not perform, and Tenant shall not engage them to do any work outside of their duties unless specifically authorized by Landlord.

13.	Restrooms. The restrooms, toilets, urinals, vanities and the other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant whom, or whose employees or invitees, shall have caused it.

14.	Intoxication. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated, or under the influence of liquor or drugs, or who in any way violates any of the Rules and Regulations of the Building.

15.	Nuisances and Certain Other Prohibited Uses. Tenant shall not (a) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning apparatus in or about the Premises; (b) engage in any mechanical business, or in any service in or about the Premises or Building, except those ordinarily embraced within the Permitted Use as specified in Section 3 of the Lease; (c) use the Premises for housing, lodging, or sleeping purposes; (d) prepare or warm food in the Premises or permit food to be brought into the Premises for consumption therein (heating coffee and individual lunches of employees excepted) except by express permission of Landlord; (e) place any radio or television antennae on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises, or place a musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises; (f) use any power source for the operation of any equipment or device other than dry cell batteries or electricity; (g) operate any electrical device from which may emanate waves that could interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere; (h) bring or permit to be in the Building any bicycle, other vehicle, dog (except in the company of a blind person), other animal or bird; (i) make or permit any objectionable noise or odor to emanate from the Premises; (j) disturb, harass, solicit or canvass any occupant of the Building; (k) do anything in or about the Premises which could be a nuisance or tend to injure the reputation of the Building; (l) allow any firearms in the Building or the Premises except as approved by Landlord in writing.

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16.	Solicitation. Tenant shall not canvass other tenants in the Building to solicit business or contributions and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s Permitted Use as specified in Section 3 of the Lease.

17.	Energy Conservation. Tenant shall not waste electricity, water, heat or air conditioning and agrees to cooperate fully with Landlord to insure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord’s authorized Building personnel) of any controls.

18.	Building Security. At all times other than normal business hours the exterior Building doors and suite entry door(s) must be kept locked to assist in security. Problems in Building and suite security should be directed to Landlord at (813) 673-6050.

19.	Parking. Parking is in designated parking areas only. There shall be no vehicles in “no parking” zones or at curbs. Handicapped spaces are for handicapped persons only and the Police Department will ticket unauthorized (unidentified) cars in handicapped spaces. Landlord reserves the right to remove vehicles that do not comply with the Lease or these Rules and Regulations and Tenant shall indemnify and hold harmless Landlord from its reasonable exercise of these rights with respect to the vehicles of Tenant and its employees, agents and invitees.

20.	Janitorial Service. The janitorial staff will remove all trash from trashcans. Any container or boxes left in hallways or apparently discarded unless clearly and conspicuously labeled DO NOT REMOVE may be removed without liability to Tenant. Any large volume of trash resulting from delivery of furniture, equipment, etc., should be removed by the delivery company, Tenant, or Landlord at Tenant’s expense. Janitorial service will be provided after hours five (5) days a week. All requests for trash removal other than normal janitorial services should be directed to Landlord at (813) 673-6050.

21.	Construction. Tenant shall make no structural or interior alterations of the Premises. All structural and nonstructural alterations and modifications to the Premises shall be coordinated through Landlord as outlined in the Lease. Completed construction drawings of the requested changes are to be submitted to Landlord or its designated agent for pricing and construction supervision.

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EXHIBIT C

COMMENCEMENT AGREEMENT

This COMMENCEMENT AGREEMENT (the “Commencement Agreement”), made and entered into as of this              day of                     , 2004, by and between HIGHWOODS NON-ORLANDO, LLC, a Delaware limited liability company, as Trustee under an unrecorded land trust agreement dated October 9, 2003, known as Tampa Properties Trust, with its principal office at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 (“Landlord”) and                              , a                      Corporation, with its principal office at                                          (“Tenant”);

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated                      (the “Lease”), for space designated as Suite             , comprising approximately              rentable square feet, in the                      Building, located at                             , City of                     , County of                     , State of Florida; and

WHEREAS, the parties desire to establish the Commencement Date and Expiration Date as set forth below,

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described be, and the same is hereby modified in the following particulars:

1. The term of the Lease by and between Landlord and Tenant actually commenced on                      (the “Commencement Date”). The initial term of said Lease shall terminate on                      (the “Expiration Date”). Section 3, entitled “Term”, and all references to the Commencement Date and Termination Date in the Lease are hereby amended.

2. Except as modified and amended by this Commencement Agreement, the Lease shall remain in full force and effect.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

WITNESSES:	LANDLORD:
HIGHWOODS/FLORIDA, LLC,
a Delaware limited liability company
	By:	HighWoods/Florida Holdings, L.P.,
a Delaware limited partnership
its sole member
Print Name
	By:	Highwoods/Florida GP Corp., a Delaware corporation Its sole general partner

Print Name
By:
Stephen A. Meyers Vice President

Date:

TENANT:
WITNESSES:

DO NOT SIGN – EXHIBIT ONLY
Signature Line

By:
Print Name		Print Name

Title:

Date:
Print Name

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